Exhibit 99.1

Contact:

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(972) 699-2229

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

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Richardson, TX. May 13, 2005 — Fossil, Inc. (NASDAQ: FOSL) today announced that its Board of Directors has approved a new stock repurchase program.  This new program authorizes the Company to repurchase up to 1,000,000 shares of its common stock through open market or privately negotiated transactions.

The timing and the amount of any repurchases will be determined by the Company’s management based on its evaluation of market conditions and other factors. The stock repurchase program will be funded using the Company’s working capital. As of May 11, 2005, the Company had 71,181,498 shares of common stock issued and outstanding.

Mike L. Kovar, Fossil’s Senior Vice President and Chief Financial Officer stated: “We believe this decision to initiate a stock repurchase program underscores the Board of Directors’ confidence in Fossil’s strong portfolio of watch and accessory brands and diversified growth strategies.  This announcement also demonstrates our commitment to enhance long term stockholder value and our optimism in our ongoing ability to generate consistent returns by maximizing the value of our operating model.”

In addition to the repurchase plan announced today, the Company has an existing repurchase plan, established in September 2004 pursuant to Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan”),  which provides for pre-determined repurchases of the Company’s common stock, subject to certain conditions and other contingencies established under the 10b5-1 Plan.  At May 12, 2005, there remained approximately 160,000 shares available for repurchase under the 10b5-1 Plan, which expires on September 28, 2005.

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Current Report on Form 8-K dated September 14, 2004 and the Company’s Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission.

Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company’s principal offerings include an extensive line of fashion watches sold under the Company’s proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company’s e-commerce website at www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.